AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of February 21, 2018 (the “Effective Date”), is entered into by and among INSPIREMD, INC., a Delaware corporation (the “Company”), and the Purchasers identified on the signature page hereto.

WHEREAS, the Company and the Purchasers have previously entered into that certain Securities Purchase Agreement, dated as of November 28, 2017 (as amended from time to time, the “Securities Purchase Agreement”);

WHEREAS, in connection with the NYSE American imposing certain limitations on the ability of the parties to consummate the transactions originally contemplated in Section 4.22 of the Securities Purchase Agreement, the Company and the Purchasers desire to amend the Securities Purchase Agreement;

WHEREAS, the Securities Purchase Agreement may be amended upon the written consent of the Company and the Purchasers holding at least 67% in interest of the Preferred Stock then outstanding; and

WHEREAS, the Purchasers executing the signature page hereto hold at least 67% in interest of the Preferred Stock outstanding as of the date hereof; and

WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Securities Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Amendments to the Securities Purchase Agreement. As of the Effective Date:

(a) Section 4.13 of the Securities Purchase Agreement is hereby amended by deleting subsection (a) in its entirety and replacing with the following:

“(a) Reserved.”

; and

(b) Section 4.22 of the Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“4.22. Series C Exchange/Redemption.

(a) At the closing of any subsequent debt or equity financing (other than an Exempt Issuance) that is not a Qualified Offering, the Company shall be required to use 15% of the gross proceeds from such financing (the “Redemption Amount”) to offer to purchase from the Purchasers, on a pro rata basis, any remaining Series C Preferred Stock then held by such Purchasers (up to the Redemption Amount) at a per share purchase price equal to the stated value of the Series C Preferred Stock (as set forth in the Certificate of Designation of Preferences, Rights and Limitations of the Series C Convertible Preferred Stock, as amended to date) (the “Series C Stated Value”), payable directly out of the closing of such subsequent debt or equity financing.

(b) In connection with the closing of any subsequent debt or equity financing (other than an Exempt Issuance) that is a Qualified Offering, the Company and each Purchaser agree to exchange all remaining Series C Preferred Stock then held by such Purchaser for any securities or units (including Common Stock purchase warrants, if any) issued in such Qualified Offering (the “Qualified Offering Securities”) on a $1.00 per stated value for $1.00 new subscription amount basis. The surrender of Series C Preferred Stock shall be in lieu of any cash subscription amount required for the participation in such Qualified Offering. By way of example, if a Purchaser holds Series C Preferred Stock with a stated value of $100,000, such Purchaser shall surrender such Series C Preferred Stock in exchange for $100,000 of Qualified Offering Securities (in lieu of cash consideration in the Qualified Offering of $100,000). Notwithstanding anything herein to the contrary, in the event that such exchange would otherwise cause such Purchaser to exceed the Beneficial Ownership Limitation (as defined in the Preferred Stock), then the Company shall ensure that, as a condition to any such Qualified Offering and the obligation to exchange hereunder, a like security is available to issue to the Purchaser to ensure that the Purchaser does not exceed the Beneficial Ownership Limitation as result of the exchange hereunder (the form and substance of such security which shall be reasonably acceptable to such Purchaser). Moreover, in the event that the Company fails, or is unable, to issue any Qualified Offering Securities to a Purchaser in exchange for such Purchaser’s remaining Series C Preferred Stock pursuant to the terms of this Section 4.22(b) (due to limitations mandated by the NYSE American, the Commission, or for any other reason), the Company shall be required to offer to purchase from such Purchaser those shares of Series C Preferred Stock were not exchanged for Qualified Offering Securities in the Qualified Offering at a per share purchase price equal to the Series C Stated Value (payable directly out of the closing of the Qualified Offering).”

2. Continuing Effect. Except as modified and amended herein, all of the terms and conditions of the Securities Purchase Agreement shall remain in full force and effect and are hereby ratified and confirmed by the parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Securities Purchase Agreement or as a waiver of or consent to any further or future action on the part of any party that would require the waiver or consent of another party. On and after the Effective Date, each reference in the Securities Purchase Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Securities Purchase Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Securities Purchase Agreement, will mean and be a reference to the Securities Purchase Agreement as amended by this Amendment

3. Representations and Warranties. Each Purchaser hereby represents and warrants to the Company, severally, but not jointly, and each Company hereby represents and warrants to the Purchaser, that (i) it has the full right, power and authority to enter into this Amendment and to perform its obligations hereunder and under the Securities Purchase Agreement as amended by this Amendment, and (ii) the execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such party, and the delivery of this Amendment by such party, have been duly authorized by all necessary action on the part of such party; and (iii) this Amendment has been executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

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4. Counterparts; Choice of Law. This Amendment may be executed in several identical counterparts all of which shall constitute one and the same instrument. This Amendment shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

5. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Amendment.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year written above.

THE COMPANY:		PURCHASER:

INSPIREMD, INC.		Sabby Healthcare Master Fund, Ltd.
By:	/s/ James Barry, Ph.D.	By:	/s/ Robert Grundstein
Name:	James Barry, Ph.D.	Name:	Robert Grundstein
Title:	Chief Executive Officer	Title:	COO of Investment Manager